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                                                                     EXHIBIT 5.2
                            [LETTERHEAD OF UNICOMP]

Contact: Marty Tullio
         Partner
         Investor Relation Resources
         949.566.9860
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FOR IMMEDIATE RELEASE
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December 4, 2000


                 UNICOMP, INC. SELLS UNIBOL, LTD. AND TERMINATES
                MERGER TALKS WITH CALIFORNIA SOFTWARE CORPORATION

        UNICOMP, INC. FILES SUIT AGAINST CALIFORNIA SOFTWARE CORPORATION
                       REGARDING OWNERSHIP OF UNIBOL, INC.

MARIETTA, GA. -- December 4, 2000 -- UNICOMP, INC. (NASDAQ:UCMP), a provider of retail e-business solutions and innovative business software solutions for small and medium-sized companies, retailers and system integrators today announced that it has sold Unibol, Ltd. to California Software Corporation. Additionally, UniComp announced that it has terminated merger talks with California Software and has filed suit against California Software seeking a declaratory judgment that Unibol, Inc. was not sold to California Software in the Unibol, Ltd. transaction despite California Software's claims to the contrary. Due to the disputes that have arisen between California Software and UniComp following the sale of Unibol, Ltd., UniComp has delayed disclosure of such matters until it could provide a more complete picture of the transaction to its shareholders.

UniComp and California Software entered into a Stock Purchase Agreement effective as of November 9, 2000, whereby California Software purchased Unibol, Ltd., a United Kingdom subsidiary of UniComp. California Software subsequently claimed to have purchased Unibol, Inc., the US subsidiary of UniComp with exclusive rights to distribute Unibol, Ltd.'s products in the United States.

UniComp and California Software have been unable to resolve their disputes, and UniComp believes that California Software's actions following the closing of the sale of Unibol, Ltd. have damaged and will continue to damage UniComp and its affiliates. As a result, UniComp today filed a lawsuit in Cobb County, Georgia seeking a declaratory judgment that Unibol, Inc. was not a part of the Unibol, Ltd. transaction, and seeking to enjoin California Software from further attempting to exercise any ownership of Unibol, Inc., as well as other unspecified damages.

As a result of the disputes that have arisen between UniComp and California Software, the parties have ceased all negotiations and are no longer pursuing the merger of the two companies.

UniComp has notified California Software that, in UniComp's opinion, the Form 8-K filed by California Software on November 29, 2000 contains material misstatements and omissions of material facts in connection with California Software's disclosure of the Stock Purchase Agreement. UniComp plans to file its own Form 8-K disclosing the sale of Unibol, Ltd. as soon as possible.

                                    - MORE -
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UNICOMP, INC. SELLS UNIBOL, LTD. AND TERMINATES MERGER TALKS WITH CALIFORNIA
SOFTWARE CORPORATION

Page 2-2-2

ABOUT UNICOMP
UniComp, Inc. is a provider of retail e-business solutions, customer-activated wireless devices and software solutions for companies, resellers and system integrators worldwide. The retail e-business solutions include (1) a full suite of e-business solutions and services including secure Internet and/or bricks-and-mortar transaction processing, web development and hosting and (2) a family of customer-activated wireless devices to enhance the retail shopping experience and reduce overhead costs. The software applications and services include a comprehensive suite of systems management software for IBM AS/400 users and two platform migration products for transitioning IBM System/36 and AS/400 applications to open-system platforms such as Windows NT, UNIX and Linux. UniComp's customer list includes Coca-Cola, Symbol Technologies, Kyrus Corporation, Systech Retail Systems, DHL Worldwide Express, and BMW Motors. Please visit our World Wide Web site at: WWW.UNICOMP.COM.

SAFE HARBOR

CERTAIN STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES ASSOCIATED WITH DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES, DEVELOPMENT OF MARKETS FOR THE COMPANY'S PRODUCTS AND SERVICES AS WELL AS OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS. ACTUAL RESULTS, EVENTS AND PERFORMANCE COULD DIFFER MATERIALLY. READERS ARE THEREFORE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS NEWS RELEASE. UNICOMP UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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